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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest event reported): May 6, 2003

                              Amphenol Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Delaware                    1-10879                  22-2785165
            --------                    -------                  ----------
 (State or Other Jurisdiction       (Commission File           (IRS Employer
        of Incorporation)                Number)             Identification No.)


        358 Hall Avenue, Wallingford, Connecticut             06492
        -----------------------------------------             -----
         (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:  (203) 265-8900

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Item 5.  Other Events and Required FD Disclosure

     On May 6, 2003, Amphenol Corporation (the "Company") entered into a Credit Agreement, dated as of May 6, 2003, that completed the refinancing of its senior credit facilities and called for redemption of all of its outstanding Senior Subordinated Notes (the "Notes").

     The new $750 million credit facility consists of: (1) a $125 million five year revolving credit facility, (2) a $125 million Tranche A loan which will amortize over a five year period through May 2008, and (3) a $500 million Tranche B loan with $5 million per year amortization through 2009 and final maturity in 2010. The net proceeds from the refinancing are being used to repay all amounts outstanding under the Company's previous senior credit agreement totaling approximately $440 million, to redeem all outstanding Notes totaling $144 million and for working capital purposes. The Company incurred one-time expenses relating to the refinancing of approximately $10.5 million ($0.16 per share), representing the call premium on the Notes, write off of unamortized deferred debt issuance costs and other related costs.

     The Credit Agreement is filed as an exhibit hereto and is incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

   (c)     Exhibits.

             10.1 Credit Agreement, dated as of May 6, 2003, among the Company, the Lenders listed therein, Fleet National
                      Bank and Royal Bank of Canada, as Co-Documentation Agents, UBS Warburg LLC, as Syndication Agent, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    June 13, 2003                 AMPHENOL CORPORATION


                                       By: /s/ EDWARD G. JEPSEN
                                           ------------------------------------
                                           Name:  Edward G. Jepsen
                                           Title: Executive Vice President
                                                    and Chief Financial Officer
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EXHIBIT INDEX

Exhibit                            Description
-------                            -----------

10.1         Credit Agreement, dated as of May 6, 2003, among the
             Company, the Lenders listed therein, Fleet National
             Bank and Royal Bank of Canada, as Co-Documentation Agents, UBS Warburg LLC, as Syndication Agent, and Deutsche Bank Trust Company Americas, as Administrative Agent and
             Collateral Agent.